Exhibit 99.1

ITT Announces Solid Results for 2013 First Quarter

  Revenue grew 7 percent to $608 million, including 11 percent growth in emerging markets, with organic revenue up 2 percent
  GAAP earnings from continuing operations increased to $0.20 per share
  Adjusted earnings from continuing operations increased 21 percent to $0.47 per share
  Adjusted segment operating margins expanded by 130 basis points
  2013 guidance maintained; full-year adjusted earnings in the range of $1.80 to $1.90 per share, total revenue growth of 9 to 11 percent

WHITE PLAINS, N.Y.--(BUSINESS WIRE)--May 2, 2013--ITT Corporation (NYSE: ITT) today reported that first-quarter 2013 revenue grew by 7 percent to $608 million, including 11 percent growth in emerging markets and solid 2 percent organic growth (defined as total revenue excluding foreign exchange, acquisitions and divestitures). Revenue results reflect gains in key global end-markets including energy and transportation, and a solid performance from the recently acquired Bornemann Pumps business.

On a GAAP basis, segment operating margins were flat year-over-year. Adjusted segment operating margins, which exclude special items, expanded by 130 basis points, reflecting net operating productivity and expanded sourcing initiatives partially offset by the Bornemann Pumps operations and the funding of strategic investments.

First-quarter GAAP earnings from continuing operations increased to $0.20 per share. Adjusted earnings from continuing operations, which excludes special items, increased 21 percent to $0.47 per share, reflecting stronger operational performance, improved volumes and favorable mix.

“ITT is executing at a high level early in 2013 as we continued to make meaningful progress against our key drivers of profitable growth and value creation,” said Denise Ramos, chief executive officer and president. “We continued our consistent market expansion by achieving strong growth in emerging markets, winning share in a tough Western European environment and enhancing our presence in key global end-markets such as energy and automotive.

“We also are seeing the results of our effective capital deployment as we drive key customer-focused strategic actions such as expanding our automotive capabilities in China and successfully integrating Bornemann. At the same time, our focus on operational excellence is helping us improve margins, productivity and key customer metrics such as on-time delivery. All of these efforts position us well to continue to deliver results during this period of continuing uncertainty in the global economic environment.”

The company also repurchased $46 million of ITT common stock in the first quarter under its recently announced $75 million share repurchase program.

2013 First-Quarter Business Segment Results

All results are compared with the prior-year first quarter

Industrial Process designs and manufactures industrial pumps and valves for the oil and gas, chemical, mining and industrial markets.

  2013 first-quarter revenue was up 14 percent to $257 million. The increase reflects a 28 percent increase in organic global oil and gas shipments, as well as the impact from the company’s successful acquisition of Bornemann Pumps, partially offset by mining declines in emerging markets. Organic revenue was flat compared to the prior year.
  Adjusted operating income increased 19 percent to $27 million, reflecting strong operating productivity and favorable sales mix that was partially offset by Bornemann Pumps impacts and the recent currency devaluation in Venezuela.

Motion Technologies designs and manufactures braking technologies and shock absorbers for the automotive and rail markets.

  2013 first-quarter total and organic revenue increased 7 percent to $193 million driven by significant share gains in the global automotive brake pad market. The revenue results, which reflected a 24 percent increase in the United States, 20 percent growth in emerging markets and 3 percent growth in difficult Western European automotive markets, were partially offset by weakness in the global rail shock absorber market.
  Adjusted operating income increased by 22 percent to $33 million. The gain reflects volume increases, favorable sales mix and net operating productivity, partially offset by pricing and start-up costs related to a new production and research facility in Wuxi, China.

Interconnect Solutions designs and manufactures connectors and interconnects for the aerospace, industrial and transportation markets.

  2013 first-quarter total revenue for Interconnect Solutions decreased 2 percent to $91 million, as gains in general industrial and oil and gas connectors were offset by weakness in European aerospace, transportation and communication connectors. Organic revenue declined 1 percent.
  Adjusted operating income was $3 million, a 29 percent increase, as net operating productivity and restructuring savings were partially offset by unfavorable sales mix and lower volumes.

Control Technologies designs and manufactures products including fuel management, actuation, and noise and energy absorption components for the aerospace and industrial markets.

  First-quarter total and organic revenue decreased 2 percent to $69 million as growth in North American and European aerospace was offset by declines related to the fulfillment of an aerospace program and weakness in the global general industrial and defense markets.
  Adjusted operating income increased 8 percent to $14 million, as net operating productivity and impacts from pricing initiatives were only partially offset by unfavorable sales mix and volume.

Guidance

The company maintains its guidance for full-year 2013 adjusted earnings in the range of $1.80 to $1.90 per share. Total revenue is expected to grow 9 to 11 percent, and adjusted segment operating margin is expected to grow 50 basis points.

Investor Call Today

ITT's senior management will host a conference call for investors today at 9 a.m. EDT to review performance and answer questions. The briefing can be monitored live via webcast at the following address on the company's Web site: www.itt.com.

For a reconciliation of GAAP to non-GAAP results, please visit the company’s Web site.

About ITT

ITT is a diversified leading manufacturer of highly engineered critical components and customized technology solutions for the energy, transportation and industrial markets. Building on its heritage of innovation, ITT partners with its customers to deliver enduring solutions to the key industries that underpin our modern way of life. Founded in 1920, ITT is headquartered in White Plains, N.Y., with employees in more than 35 countries and sales in a total of approximately 125 countries. The company generated 2012 revenues of $2.2 billion. For more information, visit www.itt.com.

Safe Harbor Statement

Certain material presented herein includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, future strategic plans and other statements that describe the company’s business strategy, outlook, objectives, plans, intentions or goals, and any discussion of future operating or financial performance. Whenever used, words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "target" and other terms of similar meaning are intended to identify such forward-looking statements. Forward-looking statements are uncertain and to some extent unpredictable, and involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed or implied in, or reasonably inferred from, such forward-looking statements. Factors that could cause results to differ materially from those anticipated include, but are not limited to: Uncertainties with respect to our estimate of asbestos exposures, third-party recoveries and net cash flows; economic, political and social conditions in the countries in which we conduct our businesses; changes in U.S. or international sales and operations; contingencies related to actual or alleged environmental contamination, claims and concerns and related recoveries from insurers; decline in consumer spending; revenue mix and pricing levels; availability of adequate union and non-union labor, commodities, supplies and raw materials; foreign currency exchange rate fluctuations and devaluations; changes in government regulations and compliance therewith; competition, industry capacity and production rates; declines in orders or sales as a result of industry or geographic downturns; ability of third parties, including our commercial partners, counterparties, financial institutions and insurers, to comply with their commitments to us; our ability to borrow and availability of liquidity sufficient to meet our needs; changes in the recoverability of goodwill or intangible assets; our ability to achieve stated synergies or cost savings from acquisitions or divestitures; the number of personal injury claims filed against the company or the degree of liability; our ability to effect restructuring and cost reduction programs and realize savings from such actions; changes in our effective tax rate as a result in changes in the geographic earnings mix, valuation allowances, tax examinations or disputes, tax authority rulings or changes in applicable tax laws; changes in technology; intellectual property matters; potential future post-retirement benefit plan contributions and other employment and pension matters; susceptibility to market fluctuations and costs as a result of becoming a smaller, more focused company after the spin-off; changes in generally accepted accounting principles within the U.S.; and other factors set forth in our Annual Report on Form 10−K for the fiscal year ended December 31, 2012 and our other filings with the Securities and Exchange Commission.

The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

ITT CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED INCOME STATEMENTS
(In millions, except per share)
(Unaudited)

	Three Months Ended
	March
	2013	2012

Revenue	$608.2	$568.1

Costs of revenue	417.7	397.9
Selling, general and administrative expenses	114.7	99.7
Research and development expenses	16.4	16.1
Asbestos-related costs, net	16.0	12.6
Transformation costs	0.7	4.9
Restructuring and asset impairment charges, net	5.5	0.2
Total costs and expenses	571.0	531.4

Operating income	37.2	36.7
Interest and non-operating (income) expenses, net	2.7	1.6
Income from continuing operations before
Income tax (benefit) expense	34.5	35.1
Income tax (benefit) expense	15.0	24.6
Income from continuing operations	19.5	10.5
Income (loss) from discontinued operations, net of tax	1.7	(7.3)
Net Income	21.2	3.2
Income attributable to non-controlling interest	(0.4)	-
Net Income attributable to ITT Corp	$20.8	$3.2

Amounts attributable to ITT Corp.:
Income from continuing operations, net of tax	19.1	10.5
Income (loss) from discontinued operations, net of tax	1.7	(7.3)
Net Income	$20.8	$3.2

Earnings (Loss) Per Share attributable to ITT Corp.:
Basic EPS
Continuing operations	$0.21	$0.11
Discontinuing operations	0.02	(0.08)
Net income (loss)	$0.23	$0.03

Diluted EPS
Continuing operations	$0.20	$0.11
Discontinuing operations	0.02	(0.08)
Net income (loss)	$0.22	$0.03

Average common shares - basic	92.0	94.3
Average common shares - diluted	93.2	95.7

ITT CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions)
(Unaudited)

	For Year Ended
	March 31,	December 31,
	2013	2012
Assets
Current Assets:
Cash and cash equivalents	$483.1	$544.5
Receivables, net	506.2	440.3
Inventories, net	314.9	304.2
Other current assets	265.6	251.4
Total current assets	1,569.8	1,540.4

Plant, property and equipment, net	365.1	373.1
Goodwill	644.0	651.4
Other intangible assets, net	114.2	123.3
Asbestos-related assets	504.1	525.3
Other non-current assets	176.4	172.6
Total assets	3,373.6	3,386.1

Liabilities and Shareholders' Equity
Current Liabilities:
Accounts payable	350.7	347.0
Accrued liabilities	492.2	458.3
Total current liabilities	842.9	805.3

Asbestos-related liabilities	1,246.6	1,255.0
Postretirement benefits	330.1	330.3
Other non-current liabilities	287.0	292.3
Total liabilities	2,706.6	2,682.9

Total ITT Corporation shareholders' equity	662.7	703.2
Noncontrolling interests	4.3	-
Total shareholders' equity	667.0	703.2
Total liabilities and shareholders' equity	$3,373.6	$3,386.1

ITT CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Three Months Ended
	March 31,
	2013	2012

Operating Activities
Net income	$21.2	$3.2
Less: (Loss) income from discontinued operations	1.7	(7.3)
Less: Income attributable to noncontrolling interest	0.4	-
Income (loss) from continuing operations - ITT Corp	19.1	10.5

Adjustments to income (loss) from continuing operations:
Depreciation and amortization	24.5	16.2
Stock-based compensation	3.0	2.8
Asbestos-related costs, net	16.0	12.6
Asbestos-related payments, net	(3.4)	(15.7)
Contributions to pension plans	(0.9)	(32.2)
Change in receivables	(72.5)	(58.8)
Change in inventories	(15.4)	(10.6)
Change in accounts payable	0.9	11.1
Change in accrued expenses	(2.0)	(38.3)
Change in accrued and deferred income taxes	12.4	107.7
Other, net	6.0	13.1
Net Cash - Operating Activities	(12.3)	18.4

Investing Activities
Capital expenditures	(16.7)	(13.0)
Purchases of investments	(31.7)	-
Maturities of investments	13.2	-
Other, net	0.5	1.4
Net Cash — Investing Activities	(34.7)	(11.6)

Financing Activities
Short-term debt, net	28.3	20.8
Long-term debt, repaid	(2.6)	-
Issuance of common stock	14.0	35.0
Repurchase of common stock	(48.2)	(37.5)
Excess tax benefit from equity compensation activity	2.4	3.6
Dividends paid	-	(8.9)
Other, net	(1.8)	0.8
Net Cash — Financing Activities	(7.9)	13.8

Exchange rate effects on cash and cash equivalents	(6.1)	18.8

Cash from (used for) discontinued operations:
Operating Activities	(0.4)	(1.7)
Investing Activities	-	(0.1)
Financing Activities	-	0.6
Exchange rate effects on cash and cash equivalents	-	-
Net Cash – Discontinued Operations	(0.4)	(1.2)

Net change in cash and cash equivalents	(61.4)	38.2
Cash and cash equivalents — beginning of year	544.5	689.9
Cash and Cash Equivalents of Continuing Operations - End of Period	$483.1	$728.1

Key Performance Indicators and Non-GAAP Measures

Management reviews key performance indicators including revenue, segment operating income and margins, earnings per share, orders growth, and backlog, among others. In addition, we consider certain measures to be useful to management and investors when evaluating our operating performance for the periods presented. These measures provide a tool for evaluating our ongoing operations and management of assets from period to period. This information can assist investors in assessing our financial performance and measures our ability to generate capital for deployment among competing strategic alternatives and initiatives, including, but not limited to, dividends, acquisitions and share repurchases. These metrics, however, are not measures of financial performance under GAAP and should not be considered a substitute for measures determined in accordance with GAAP. We consider the following non-GAAP measures, which may not be comparable to similarly titled measures reported by other companies, to be key performance indicators for purposes of this Reg. G reconciliation.

Organic Revenues and Organic Orders are defined as revenues and orders, excluding the impact of foreign currency fluctuations and contributions from acquisitions and divestitures made during the current year. Divestitures include sales of insignificant portions of our business that did not meet the criteria for presentation as a discontinued operation. The period-over-period change resulting from foreign currency fluctuations assumes no change in exchange rates from the prior period.

Adjusted Segment Operating Income and Adjusted Segment Operating Margin are defined as operating income, adjusted to exclude costs incurred in connection with the acquisition of Bornemann Pumps, the Transformation, restructuring charges and spin-related repositioning charges; and adjusted segment operating margin is defined as adjusted segment operating income divided by total revenue. Spin-related repositioning charges are expenses to reposition the post-transformation organization to its full operating structure primarily consisting of transition services agreement exit costs, advisory fees and other redesign actions related to the new company structure.

Adjusted Income from Continuing Operations and Adjusted EPS from Continuing Operations are defined as income from continuing operations and income from continuing operations per diluted share, adjusted to exclude special items. Special items may include, but are not limited to, asbestos-related costs, transformation costs, repositioning costs, restructuring costs and asset impairment charges, income tax settlements or adjustments, and other unusual and infrequent non-operating items. Special items represent significant charges or credits that impact current results, but may not be related to the Company’s ongoing operations and performance.

Adjusted Free Cash Flow is defined as net cash provided by operating activities less capital expenditures, cash payments for transformation costs, repositioning costs, net asbestos cash flows and other significant items that impact current results which management believes are not related to our ongoing operations and performance. Due to other financial obligations and commitments, the entire free cash flow may not be available for discretionary purposes.

ITT Corporation Non-GAAP Reconciliation
Reported vs. Organic Revenue / Order Growth
First Quarter 2013 & 2012
(In Millions)

	(As Reported - GAAP)				(As Adjusted - Organic)

		(A)	(B)		(C)	(D)	(E) = B+C+D	(F) = E / A
			Change	% Change	Acquisition / Divestitures	FX Impact	Change	% Change
	3M 2013	3M 2012	2013 vs. 2012	2013 vs. 2012	3M 2013	3M 2013	Adj. 13 vs. 12	Adj. 13 vs. 12

Revenues
ITT Corporation - Consolidated	608.2	568.1	40.1	7.1%	(30.3)	(0.2)	9.6	1.7%

Industrial Process	256.8	226.3	30.5	13.5%	(30.3)	(0.2)	(0.0)	0.0%
Motion Technologies	193.2	180.2	13.0	7.2%	0.0	(0.9)	12.1	6.7%
Interconnect Solutions	90.8	92.9	(2.1)	(2.3%)	0.0	0.7	(1.4)	(1.5%)
Control Technologies	68.6	70.1	(1.5)	(2.1%)	0.0	0.2	(1.3)	(1.9%)

Orders
Total Segment Orders	681.3	604.8	76.5	12.6%	(62.4)	(2.9)	11.2	1.9%

Industrial Process	313.5	245.7	67.8	27.6%	(62.4)	(2.5)	2.9	1.2%
Motion Technologies	196.5	186.0	10.5	5.6%	0.0	(1.3)	9.2	4.9%
Interconnect Solutions	96.0	98.1	(2.1)	(2.1%)	0.0	0.7	(1.4)	(1.4%)
Control Technologies	76.9	76.7	0.2	0.3%	0.0	0.2	0.4	0.5%

Note: Excludes intercompany eliminations
Immaterial differences due to rounding

Reported vs Adjusted Segment Operating Income & OI Margin
First Quarter of 2013 & 2012
(In Millions)

	3M 2013	3M 2013		3M 2013		3M 2013	3M 2012	3M 2012		3M 2012		3M 2012	% Change		% Change
	As Reported	Special Items		Restructuring		As Adjusted	As Reported	Special Items		Restructuring		As Adjusted	As Reported 13 vs. 12		As Adjusted 13 vs. 12

Revenue:
Industrial Process	256.8					256.8	226.3					226.3	13.5%		13.5%
Motion Technologies	193.2					193.2	180.2					180.2	7.2%		7.2%
Interconnect Solutions	90.8					90.8	92.9					92.9	(2.3%)		(2.3%)
Control Technologies	68.6					68.6	70.1					70.1	(2.1%)		(2.1%)
Intersegment eliminations	(1.2)					(1.2)	(1.4)					(1.4)	(14.3%)		(14.3%)
Total Revenue	608.2					608.2	568.1					568.1	7.1%		7.1%

Operating Margin:
Industrial Process	8.8%	140	BP	20	BP	10.4%	9.6%	30	BP	-	BP	9.9%	(80)	BP	50	BP
Motion Technologies	17.1%	-	BP	20	BP	17.3%	15.1%	-	BP	-	BP	15.1%	200	BP	220	BP
Interconnect Solutions	-1.4%	-	BP	480	BP	3.4%	2.0%	60	BP	-	BP	2.6%	(340)	BP	80	BP
Control Technologies	21.0%	-	BP	-	BP	21.0%	18.8%	-	BP	20	BP	19.0%	220	BP	200	BP
Total Operating Segments	11.3%	60	BP	90	BP	12.8%	11.3%	20	BP	-	BP	11.5%	-	BP	130	BP

Income:
Industrial Process	22.5	3.8		0.4		26.7	21.8	0.6		0.1		22.5	3.2%		18.7%
Motion Technologies	33.0	0.0		0.4		33.4	27.3	0.0		0.0		27.3	20.9%		22.3%
Interconnect Solutions	(1.3)	0.0		4.4		3.1	1.9	0.5		0.0		2.4	(168.4%)		29.2%
Control Technologies	14.4	0.0		0.0		14.4	13.2	0.0		0.1		13.3	9.1%		8.3%
Total Segment Operating Income	68.6	3.8		5.2		77.6	64.2	1.1		0.2		65.5	6.9%		18.4%
Note: Immaterial differences due to rounding.

Special items may include, but are not limited to, certain costs associated with the Bornemann Pumps acquisition, transformation and repositioning costs associated with spin-related activities, restructuring costs and other unusual and infrequent non-operating items.

ITT Corporation Non-GAAP Reconciliation
Reported vs. Adjusted Income from Continuing Operations & Adjusted EPS
First Quarter of 2013 & 2012
(In Millions, except EPS and shares)

									Change	Percent Change
	Q1 2013	Non-GAAP		Q1 2013	Q1 2012	Non-GAAP		Q1 2012	2013 vs. 2012	2013 vs. 2012
	As Reported	Adjustments		As Adjusted	As Reported	Adjustments		As Adjusted	As Adjusted	As Adjusted

Segment Operating Income	68.6	9.0	#A	77.6	64.2	1.3	#A	65.5

Interest Income (Expense)	(2.0)	-		(2.0)	(0.9)	-		(0.9)
Other Income (Expense)	(0.7)	-		(0.7)	(0.7)	-		(0.7)
Gain on sale of Assets	-	-		-		-		-
Corporate (Expense)	(31.4)	21.2	#B	(10.2)	(27.5)	16.9	#B	(10.6)

Income (Loss) from Continuing Operations before Tax	34.5	30.2		64.7	35.1	18.2		53.3

Income Tax Benefit (Expense)	(15.0)	(5.1)	#C	(20.1)	(24.6)	8.1	#C	(16.5)

Income (Loss) from Continuing Operations	19.5	25.1		44.6	10.5	26.3		36.8

Non Controlling Interest	(0.4)	-		(0.4)	-	-		-

Income (Loss) from Continuing Operations - ITT Corporation	19.1	25.1		44.2	10.5	26.3		36.8

EPS from Continuing Operations	0.20	0.27		0.47	0.11	0.28		0.39	0.08	20.5%

Note: Amounts may not calculate due to rounding.

#A - 2013 Segment operating income includes Repositioning and Transformation costs ($0.2M); Restructuring costs ($5.2M); Bornemann Pumps integration costs and backlog amortization ($3.6M).
#A - 2012 Segment operating income includes Transformation costs ($1.1M) and Restructuring Costs ($0.2).
#B - 2013 Corporate operating expense includes Repositioning and Transformation costs ($4.4M); Restructuring costs ($0.3M); Asbestos related expenses ($16.0) and Bornemann intergration costs ($0.5M).
#B - 2012 Corporate operating expense includes Transformation costs ($4.3M); Asbestos related expenses ($12.6M).
#C - 2013 and 2012 include various tax-related special items including changes in tax valuation allowances.

Note: Immaterial differences due to rounding

ITT Corporation Non-GAAP Reconciliation
Net Cash - Operating Activities vs. Adjusted Free Cash Flow Conversion
First Quarter 2013 & 2012
(In Millions)

	3M 2013	3M 2012

Net Cash - Operating Activities	(12.3)	18.4

Capital Expenditures	16.7	13.0

Free Cash Flow, including Transformation	(29.0)	5.4

Transformation & Repositioning Capex	1.3	1.0

Transformation & Repositioning Cash Payments	6.7	30.0

Net Asbestos Cash Payments, pre-tax	3.4	15.7

Discretionary Pension Contributions, net of tax	-	11.8

Adjusted Free Cash Flow	(17.6)	63.9

Income from Continuing Operations - ITT Corp	19.1	10.5

Special Items (including Transformation & Repositioning Costs)	25.1	26.3

Income from Continuing Operations - ITT Corp., Excluding
Special Items	44.2	36.8

Adjusted Free Cash Flow Conversion	NA	173.6%

CONTACT:
ITT Corporation
Investors:
Melissa Trombetta, +1-914-641-2030
melissa.trombetta@itt.com
or
Media:
Kathleen Bark, +1-914-641-2103
kathleen.bark@itt.com